Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2007 on the consolidated financial statements of Shore Bancshares, Inc. and our report dated the same date on Shore Bancshares, Inc. management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting of Shore Bancshares, Inc. which reports are included in Form 10-K for Shore Bancshares, Inc. for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in this Registration Statement on Form S-3.

/s/ Stegman & Company

Baltimore, Maryland

May 15, 2007